Exhibit 3(i).3

[Nevada State Seal]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299204 (775) 684-5708 Website: secretaryofstate.biz	Entity # C 32998-1999 Document Number 20060589959-83 Date Filed: 9/14/2006 8:30:01 AM In the office of /s/ Dean Heller Dean Heller Secretary of State
Certificate of Amendment (PURSUANT TO NRB 78.385 AND 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE OF IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:  ____iCurie, Inc.________________________________________

2. The articles have been amended as follows (provide article numbers, if available):
1. That the name of the corporation is iCurie, Inc. and that the corporation was originally incorporated pursuant to the General Corporation Law on December 23, 1999 under the name KNETX Skates Corporation.
2. That on June 9, 2000, the corporation’s name was changed to Cedar Mountain Distributors, Inc.
3. That on July 8, 2005, the corporation’s name was changed to iCurie, Inc.
4. That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Articles of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of the vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is approved*____

4. Effective date of filing (optional): ____________________________________________

5. Officer Signature (required): _/s/ Michael Karpheden_____________________________
Michael Karpheden, Chief Financial Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of such class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

RESOLVED, that the Amended and Restated Articles of Incorporation of this corporation be amended as follows:

I.  Article FIRST of the Amended and Restated Articles of Incorporation of the Corporation is deleted and replaced in its entirety as follows:

“FIRST: The name of this corporation is iCurie, Inc. (the “Corporation”).”

II.  Notwithstanding anything to the contrary contained in the Amended and Restated Articles of Incorporation of the Corporation (the “Articles”) or in the Certificate of Designation (the “Series B Certificate”) of the Corporation’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), the following shall not, directly or indirectly, (i) cause any adjustment in the Conversion Price of the Series A Preferred Stock pursuant to Section C(4)(d) of the Articles, (ii) cause any adjustment in the Conversion Price of the Series B Preferred Stock pursuant to Section 4(d) of the Series B Certificate or (iii) constitute New Securities for purposes of Section C(5) of the Articles:

(a)  the issuance and sale of Series C Preferred Stock of the Company, together with any related warrants, shares of Common Stock or other securities, provided that such Series C Preferred Stock shall be issued for consideration of not less than $0.90 per share and the aggregate consideration to be received by the Corporation for such Series C Preferred Stock shall be no less than $3,500,000 and no greater than $5,000,000;

(b)  the increase of the number of shares of Common Stock subject to the Corporation’s 2005 Incentive Stock Option Plan (as amended, the “2005 Plan”) from 9,803,380 to 15,000,000 and the issuance of Corporation securities pursuant to the 2005 Plan; or

(c)  the issuance to each of the holders of the Series A Preferred Stock, Series B Preferred Stock and, if issued, Series C Preferred Stock, through a dividend or otherwise, of Common Stock issuable to holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of record on September 30, 2006, in an amount equal to 25% of the number of preferred shares held by each holder of such stock on such date.

2.  The foregoing amendment was approved by the holders of the requisite number of shares of said corporation and has been duly adopted in accordance with Section 78.390 of the General Corporation Law.

IN WITNESS WHEREOF, Celsia Technologies, Inc. has caused this Certificate to be signed this 29th day of August, 2006.

CELSIA TECHNOLOGIES, INC.

By:	/s/ Michael Karpheden
Michael Karpheden
Its: Chief Financial Officer